Exhibit 10.1

Execution Copy

REDEMPTION AGREEMENT

AMONG

JOHNSONDIVERSEY HOLDINGS, INC.,

JOHNSONDIVERSEY, INC.,

COMMERCIAL MARKETS HOLDCO, INC.,

UNILEVER, N.V.,

MARGA B.V.

AND

CONOPCO, INC.

Dated as of October 7, 2009

i

Table of Contents

(continued)

EXHIBITS

Exhibit A-1	Terms of Note and Indenture
Exhibit A-2	Note Purchase Right
Exhibit B	Note Registration Rights Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Restated Certificate
Exhibit E	Unilever Commercial Agreement Amendments
Exhibit F	Form of Warrant

ii

REDEMPTION AGREEMENT

This REDEMPTION AGREEMENT, dated as of October 7, 2009 (this “Agreement”), is by and among JohnsonDiversey Holdings, Inc., a Delaware corporation (formerly known as Johnson Professional Holdings, Inc.) (“JDHI”), JohnsonDiversey, Inc., a Delaware corporation and a wholly owned Subsidiary of JDHI (formerly known as S.C. Johnson Commercial Markets, Inc.) (“JDI”), Commercial Markets Holdco, Inc., a Wisconsin corporation (“CMH”), Unilever, N.V., a company organized under the laws of the Netherlands (“Unilever”), Marga B.V., a company organized under the laws of the Netherlands (“Marga”) and an indirect, wholly owned Subsidiary of Unilever, and Conopco, Inc., a New York corporation (“Conopco”) and an indirect, wholly owned Subsidiary of Unilever. Capitalized terms used herein without definition have the meaning given to them in Article I.

WHEREAS, Marga owns 1,960 shares of Class B Common Stock, par value $0.01 per share (the “Old Class B Common Stock”), of JDHI (the “Shares”), which Shares constitute 33-1/3% of the issued and outstanding capital stock of JDHI as of the date hereof;

WHEREAS, CMH owns 3,920 shares of Class A Common Stock, par value $0.01 per share (the “Old Class A Common Stock”), of JDHI, which shares constitute 66-2/3% of the issued and outstanding capital stock of JDHI as of the date hereof;

WHEREAS, Marga and CMH together constitute all of the holders of the capital stock of JDHI;

WHEREAS, in connection with the Purchase Agreement, dated as of November 20, 2001, as previously amended, among JDHI, JDI and Conopco (as the same may be amended from time to time prior to the Closing) (the “Diversey Purchase Agreement”), Unilever entered into the Guaranty Agreement, under which Unilever guaranteed (i) to JDHI and JDI, the performance by Conopco of all obligations undertaken under the Diversey Purchase Agreement and (ii) to CMH and JDHI, the due and timely performance by Conopco and its Affiliates who hold shares of Old Class B Common Stock in JDHI of all obligations undertaken under the Stockholders’ Agreement;

WHEREAS, in connection with the proposed purchase of the Shares for the Redemption Consideration, JDHI has, concurrently with the execution and delivery of this Agreement, entered into that certain Investment and Recapitalization Agreement, dated as of the date hereof (the “Investment Agreement”), with CDR Jaguar Investor Company, LLC, a Delaware limited liability company (“CD&R Investor”), CMH and SNW Co., Inc., a Delaware corporation and a wholly owned subsidiary of S.C. Johnson & Son, Inc. ( “SNW”);

WHEREAS, pursuant to the Investment Agreement, on the terms and subject to the conditions set forth therein, (i) the Certificate will be amended and restated to provide for two new classes of common stock of JDHI, the New Class A Common Stock, which will have voting rights, and the New Class B Common Stock, which will not have any voting rights except to the extent required by Delaware law, (ii) JDHI will issue and sell to CD&R Investor, and CD&R Investor will purchase and acquire from JDHI, newly-issued shares of New Class A Common Stock and (iii) as a result of the entry into force of the Restated Certificate, the shares of Old Class A Common Stock held by CMH, without any action on the part of CMH, will be reclassified as shares of New Class A Common Stock (the transactions described in the foregoing clauses (i), (ii) and (iii), together with the Debt Financing (as defined in the Investment Agreement), and the other transactions contemplated by the Investment Agreement, the “Restructuring Transactions”);

WHEREAS, in connection with and subject to the simultaneous consummation of the Restructuring Transactions and the satisfaction or waiver of the other conditions set forth herein, Marga agrees to sell to JDHI or an Affiliate of JDHI, and JDHI agrees to purchase, or cause an Affiliate of JDHI to purchase, from Marga, all the Shares, upon the terms and for the consideration set forth in this Agreement, and Unilever agrees to guarantee Marga’s performance of such sale and purchase and to cause Marga to perform its obligations hereunder and to consummate the transactions contemplated hereby; and

WHEREAS, in accordance with Section 228 of the DGCL, the Veto Provisions, the Certificate and the Bylaws, Marga and CMH hereby approve the execution and delivery of this Agreement, the sale and purchase of the Shares contemplated hereby, the other transactions contemplated hereby and by the Investment Agreement, including among other things the amendment and restatement of the Certificate, and the Name Change.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, claim, arbitration, inquiry, proceedings or investigation by or before any Governmental Authority.

“Advisor” means a nationally recognized independent valuation firm selected by JDHI for purposes of rendering the Solvency Opinion.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such specified Person; provided, that (a) no Unilever Entity shall be deemed to be an Affiliate of CMH, JDI or JDHI for purposes of this Agreement and (b) none of JDHI, JDI, CMH, SNW, CD&R or any Affiliate of any of the foregoing shall be deemed to be an Affiliate of any Unilever Entity for purposes of this Agreement.

“Ancillary Agreements” means the Registration Rights Agreement, the Note Registration Rights Agreement and the Warrant.

“Beneficial Owner” has the meaning given such term in Rule 13d-3 under the Exchange Act.

“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York City, Amsterdam or London are authorized or required by applicable Law to be closed.

“Bylaws” means the Amended and Restated Bylaws of JDHI in effect on the date hereof.

“CD&R” means Clayton, Dubilier & Rice, Inc. or any successor to its investment management business.

“Certificate” means the Amended and Restated Certificate of Incorporation of JDHI, dated as of May 1, 2002 and filed with the Secretary of State of the State of Delaware (as it may be amended to give effect to the Name Change).

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“DGCL” means the General Corporation Law of the State of Delaware.

“Equity Cash Consideration” means an amount equal to (a) the Net Cash Closing Payment, plus (b) the Net Settled Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Exit Date” has the meaning given to such term in the Stockholders’ Agreement.

“Governmental Authority” means any national, international, federal, state or local governmental body, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, any special improvement district, any international, federal, state or local court or tribunal or any arbitrator (whether or not a governmental or regulatory official).

“Guaranty Agreement” means the Guaranty of Performance and Indemnity Agreement, dated as of November 20, 2001, made by Unilever in favor of JDHI and JDI (as the same may be amended from time to time prior to the Closing).

“Indenture” means an Indenture that is capable of being qualified under the Trust Indenture Act with respect to the Note between JDHI and a trustee, which shall (a) reflect the terms and conditions set forth on Exhibit A-1 and Exhibit A-2 attached hereto, (b) contain such other terms and conditions not inconsistent therewith which are usual and customary for indentures for notes similar to the Note and (c) not contain any substantive provisions that materially affect the rights of the noteholders thereunder that are inconsistent with clauses (a) and (b) without Marga’s and JDHI’s prior written consent (which consent shall not be unreasonably withheld or delayed).

“Laws” means any statutes, rules, Orders, regulations or ordinances of any Governmental Authority.

“Material Amendment” means (a) any amendment to any material term of the Investment Agreement, including any exhibit thereto, or the New Stockholders’ Agreement that could reasonably be expected to have an adverse effect on the rights and obligations of any Unilever Entity under this Agreement, any Ancillary Agreement, the Indenture or the Note, (b) any new material agreement, or any amendment of any material term of an existing agreement, among any of CD&R, CMH, JDHI or any of their respective Affiliates in connection with the Restructuring Transactions that could reasonably be expected to have an adverse effect on the rights and obligations of any Unilever Entity under this Agreement, any Ancillary Agreement, the Indenture or the Note, (c) the incurrence on the Closing Date of more than $1,450,000,000 of Indebtedness (as defined in the Investment Agreement) by JDHI and its Subsidiaries to finance the Restructuring Transactions, including the refinancing of existing Indebtedness, but excluding the Note (not including in such $1,450,000,000 limitation (i) Indebtedness under JDI’s U.S. and European securitization facilities, as amended, restated, supplemented, modified, replaced or refinanced from time to time to the extent the aggregate principal committed amount thereof is not increased beyond the aggregate principal committed amount on the date of this Agreement, (ii) outstanding loans in an aggregate principal amount of up to $100,000,000 under revolving credit facilities, and (iii) working capital and other short-term credit facilities maintained by Subsidiaries of JDI, as amended, restated, supplemented, modified, replaced or refinanced from time to time to the extent the aggregate principal committed amount thereof is not increased beyond the aggregate principal committed amount on the date of this Agreement) or (d) the absence from any new indenture of JDI in connection with the Restructuring Transactions of a customary restricted payment basket permitting, among other things, at least fifty percent of net income to be distributed to holders of the capital stock of JDI, which may be utilized, among other things, in order to permit JDHI to pay cash interest on the Note on and after the fifth anniversary of the Closing Date; provided, however, that solely with respect to the rights and obligations of any Unilever Entity as holder and under the terms of the Warrant, no change or amendment to any agreement specified in clause (a) or (b) above that does not disproportionately affect such Unilever Entity as holder of and under the terms of the Warrant relative to any Stockholder (as defined in the New Stockholders’ Agreement) shall be deemed to be a Material Amendment.

“Name Change” means the change of the name of JDHI to “Diversey, Inc.” as approved by the Board of Directors of JDHI on or about October 6, 2009.

“Net Cash Closing Payment” means $158,000,000.

“Net Settled Amount” means the net of amounts due to, and payable by, (a) any Unilever Entity to JDHI or any of its Affiliates and (b) JDHI or any of its Affiliates to any Unilever Entity, in each case pursuant to any obligations and liabilities existing or arising under (i) the Put Option (as defined in the Stockholders’ Agreement) and Section 7.9 of the Stockholders’ Agreement, (ii) Sections 3.6(b), 3.6(d), 9.10(e), 9.10(g) and 9.16(b) of the Diversey Purchase Agreement, (iii) the Settled Tax Matters and (iv) Section 6.3 of the Umbrella Agreement.

“New Class A Common Stock” means the class A common stock, par value $0.01 per share, of JDHI created under the Restated Certificate.

“New Class B Common Stock” means the class B common stock, par value $0.01 per share, of JDHI created under the Restated Certificate.

“New Common Stock” means the New Class A Common Stock and New Class B Common Stock.

“New Stockholders’ Agreement” means a stockholders’ agreement to be entered into by and among JDHI, CMH, CD&R Investor and certain other stockholders of JDHI, as such agreement may be amended from time to time.

“Note” means a note payable by JDHI to Marga or an Affiliate of Marga with an aggregate initial principal amount of $250,000,000, which shall (a) reflect the terms and conditions set forth on Exhibit A-1 and Exhibit A-2 attached hereto, (b) contain such other terms and conditions not inconsistent therewith which are usual and customary for notes similar to the Note that are qualified under the Trust Indenture Act and (c) not contain any substantive provisions that materially affect the rights of the holders thereof that are inconsistent with clauses (a) and (b) without Marga’s and JDHI’s prior written consent (which consent shall not be unreasonably withheld or delayed).

“Note Registration Rights Agreement” means the Registration Rights Agreement with respect to the Note between JDHI and Marga, substantially in the form attached hereto as Exhibit B (subject to such changes to such form as (a) may be reasonably necessary to facilitate the successful placement or syndication of the Refinancing Indebtedness (as defined in the Exhibit A-1), and (b) are reasonably satisfactory to JDHI, CD&R and Unilever), as such agreement may be amended from time to time.

“Order” means any order, judgment, injunction, decree or award of any Governmental Authority or any administrative or judicial consent decree or analogous instrument.

“Person” means any individual, partnership, firm, corporation, association, trust, estate, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among JDHI, CD&R Investor, SNW, Marga, CMH and the other stockholders of JDHI party thereto from time to time in accordance with the terms thereof, substantially in the form attached hereto as Exhibit C, as such agreement may be amended from time to time.

“Restated Certificate” means the Second Amended and Restated Certificate of Incorporation of JDHI, to be filed with the Secretary of State of the State of Delaware on or prior to the Closing Date in connection with the consummation of the Restructuring Transactions, in substantially the form attached as Exhibit D hereto (and with such changes that, individually or in the aggregate, could not reasonably be expected to have an adverse effect on the rights and obligations of any Unilever Entity under this Agreement, any Ancillary Agreement, the Indenture or the Note).

“Satisfied Items” means the items satisfied, settled, paid or terminated pursuant to clauses (i) and (ii) of Section 2.4(a) hereof, subject to the exceptions set forth in Section 2.4(b) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settled Tax Matters” means the closing of the Internal Revenue Service federal income tax audit examination of (a) S.C. Johnson & Sons, Inc. and its subsidiaries for the fiscal tax years ended July 2, 1999 and November 5, 1999 and (b) CMH and its subsidiaries for the fiscal tax years ended June 30, 2000 and June 29, 2001.

“Solvency Opinion” means the opinion of the Advisor, addressed to the Board of Directors of JDHI and attesting to the solvency of JDHI and its Subsidiaries on a consolidated basis immediately after the closing of the Restructuring Transactions, which opinion shall be in customary form.

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, dated as of December 19, 2008, among JDHI, CMH and Marga (as the same may be amended from time to time prior to the Closing).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing at least fifty percent of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Tax” means all federal, state, local, and foreign net income, gross income, profits, franchise, gross receipts, payroll, sales, employment, use, occupation, license, value added, property, ad valorem, withholding, excise, use, fuel, excess or windfall profits, alternative or add-on minimum, custom duties, gains, transfer, documentary, stamp, social security, and other taxes, duties, fees, assessments or charges of any nature whatsoever, together with all interest, penalties, fines and additions to tax or additional amounts imposed with respect thereto.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder.

“Umbrella Agreement” means the Umbrella Agreement in Respect of Professional Products, dated as of October 11, 2007, by and among Unilever PLC, Unilever and JDI (as the same may be amended from time to time prior to the Closing).

“Unilever Commercial Agreements” means (1) the Umbrella Agreement, (2) the Master Sub-License Agreement in Respect of Professional Products, dated as of December 18, 2007, among Unilever, Unilever PLC and JDI, (3) the Amended and Restated Master Sales Agreement, dated as of December 18, 2007, among Unilever, Unilever PLC and JDI, (4) the Dispensed Products License Agreement, dated as of May 3, 2002, among Unilever, Unilever PLC and JDI, (5) the Supply Agreement, dated May 3, 2002, in relation to products to be supplied by members of the Unilever Group to members of the Customer Parent’s Group, among Unilever, Unilever PLC and JDI and (6) the Supply Agreement, dated May 3, 2002, in relation to products to be supplied by members of the Co-packer Parent’s Group to members of the Unilever Group, among Unilever, Unilever PLC and JDI, in each case as amended from time to time.

“Unilever Commercial Agreement Amendments” means the amendments to the Unilever Commercial Agreements, substantially in the form attached as Exhibit E hereto.

“Unilever Entities” means Conopco, Marga, Unilever and Unilever PLC and their respective Affiliates.

“Unilever PLC” means Unilever PLC, a company incorporated in England and Wales.

“Veto Provisions” means Section 4.10 of the Stockholders’ Agreement and Section II.A.2.b of Article Fourth of the Certificate, including Annex A thereto.

“Warrant” means a warrant to purchase shares of New Class A Common Stock of JDHI issued to Marga or an Affiliate of Marga, in substantially the form attached as Exhibit F hereto, representing (assuming the exercise of the Warrant) 4.0% of the aggregate outstanding shares of New Class A Common Stock of JDHI immediately after giving effect to the Restructuring Transactions as contemplated by the Investment Agreement.

“Warrant Shares” means the shares of New Class A Common Stock of JDHI issuable upon exercise of the Warrant.

Section 1.2.    Other Defined Terms. The following terms shall have the meanings defined for such terms in the sections set forth below.

Term	Section
Agreement	Preamble
Applicable Matters	4.6
CD&R Investor	Recitals
Closing	2.5
Closing Date	2.5
CMH	Preamble
Conopco	Preamble
Consent	4.5
Diversey Purchase Agreement	Recitals
Environmental Claims	2.4(b)(i)
Investment Agreement	Recitals
JDHI	Preamble
JDI	Preamble
Lien	3.3(b)
Marga	Preamble
Old Class A Common Stock	Recitals
Old Class B Common Stock	Recitals
Redemption Consideration	2.2
Restructuring Transactions	Recitals
Shares	Recitals
SNW	Recitals
Tax Claims	2.4(b)(i)
Unilever	Preamble

ARTICLE II

PURCHASE OF SHARES; CLOSING; STOCKHOLDER APPROVAL

Section 2.1.    Agreement to Purchase Shares. On the basis of the respective representations, warranties and agreements herein contained and subject to the terms and conditions of this Agreement, (i) Marga hereby agrees to sell, transfer, convey and assign to JDHI or, if notice is given in writing by JDHI to Marga at least three Business Days prior to the Closing Date, an Affiliate of JDHI, and (ii) JDHI hereby agrees to purchase and acquire, or cause an Affiliate of JDHI to purchase and acquire, from Marga, all the Shares, on the Closing Date for the Redemption Consideration.

Section 2.2.    Redemption Consideration. The aggregate consideration to be paid by JDHI or its Affiliate for the purchase of the Shares shall consist of the following (collectively, the “Redemption Consideration”):

(a)	the Equity Cash Consideration;

(b)	the Note; and

(c)	the Warrant.

Section 2.3.    Payment of Equity Cash Consideration. Payment of the Equity Cash Consideration shall be made at the Closing by (a) the payment by or at the direction of JDHI of the Net Cash Closing Payment to Marga by wire transfer of immediately available funds to such bank account or accounts as may be designated in writing by Marga to JDHI at least three Business Days prior to the Closing Date and (b) the settlement and satisfaction, in accordance with Section 2.4(a) hereof, of the Net Settled Amount, it being understood and agreed that the actual net cash amount paid to Marga at Closing shall be the Net Cash Closing Payment.

Section 2.4.    Satisfaction and Settlement of Certain Prior Obligations; Indemnification Payments; Acknowledgements.

(a)	The parties acknowledge and agree that in connection with and concurrent with the delivery to Marga of the Redemption Consideration, and subject to the exceptions set forth in Section 2.4(b) hereof, at Closing:

(i)

(A) all obligations and liabilities existing or arising under, relating to or in connection with the Stockholders’ Agreement, including, without limitation, obligations and liabilities in respect of the Put Option (as defined in the Stockholders’ Agreement) and Section 7.9 thereof, (B) all obligations and liabilities existing or arising under, relating to or in connection with the Diversey Purchase Agreement, including, without limitation, Sections 3.6(b), 3.6(d), 9.10(e), 9.10(g) and 9.16(b) thereof, the Settled Tax Matters and any amounts required under such agreement to be paid or otherwise settled on the Final Exit Date, and (C) all other agreements or instruments between JDHI and its Subsidiaries, on the one hand, and any of the Unilever Entities, on the other hand, shall, in the case of each of the foregoing clauses (A), (B) and (C), be completely satisfied, settled and paid and the applicable provisions of any agreements or instruments (or, if applicable, such agreements or instruments in their entirety), including, without limitation, the Stockholders’ Agreement and the Diversey Purchase Agreement, shall be automatically terminated and thereafter have no further force and effect; and

(ii)	Section 6.3 of the Umbrella Agreement shall terminate and thereafter have no further force and effect and all payments due or that would otherwise have become due thereunder shall be deemed to be completely satisfied, settled and paid.

(b)	Notwithstanding the provisions of Section 2.4(a) hereof, the parties hereto acknowledge and agree that:

(i)

(w) this Agreement, the Note, the Indenture, the Ancillary Agreements and the Guaranty Agreement (as amended by Section 2.4(f)), (x) the confidentiality and related rights and obligations of all parties arising under Section 6.4 of the Stockholders’ Agreement, (y) the Unilever Commercial Agreements (as amended by the Unilever Commercial Agreement Amendments, including the amendment of Section 6.3 of the Umbrella Agreement in accordance with Section 2.4(a)(ii)) and all provisions thereof and obligations and rights existing or arising thereunder and (z) the indemnification and related rights and obligations of Marga, the Unilever Entities, JDHI and its Affiliates and each of their respective officers, directors, and employees with respect to indemnification (1) for Taxes or Tax Assets (as defined in the Diversey Purchase Agreement), other than with respect to the Settled Tax Matters (“Tax Claims”), arising under Section 6.9 of the Diversey Purchase Agreement or (2) arising under Section 11.1(e) through (z) of the Diversey Purchase Agreement (“Environmental Claims”) shall, in the case of each of the foregoing clauses (w), (x), (y) and (z), survive the Closing, remain in full force and effect and continue to be binding on the parties thereto, and nothing in this Agreement shall affect, limit or impair any such rights or obligations existing or arising thereunder; provided, that (I) any amount payable to the Unilever Entities in respect of any right to indemnification under the Diversey Purchase Agreement shall be computed in accordance with the economic gross-up principles set forth in Section 11.1(c)(ii) and (iii) of the Diversey Purchase Agreement and, to the extent under Section 11.1(c)(ii) and (iii) the ownership of the Unilever Entities is considered, such ownership shall be based on the fully-diluted ownership of the Unilever Entities in JDHI at the time the claim for such indemnification payment is made, (II) in determining such fully-diluted ownership, all options and warrants outstanding at such time (including the Warrant) shall be taken into account and (III) for purposes of applying clause (I), any claims outstanding as of the Closing shall be deemed made immediately after the Closing; and

(ii)	notwithstanding anything to the contrary set forth in the Diversey Purchase Agreement, any future payments due and owing by any Unilever Entity with respect to indemnification for Tax Claims or Environmental Claims or related obligations arising under the Diversey Purchase Agreement (including any related obligations of Unilever due and owing pursuant to the Guaranty Agreement) shall be paid promptly and in full by the Unilever Entity to the Aggrieved Party (as defined in the Diversey Purchase Agreement) or other party to whom an obligation is owed in cash, by wire transfer of immediately available funds to such bank account as may be designated in writing by such party to the applicable Unilever Entity, without giving effect to the provisions of the second sentence of Section 11.8(b)(i) and Section 11.8(b)(ii) of the Diversey Purchase Agreement or any other provision permitting any Unilever Entity to delay or defer such payments, which provisions shall be deemed to be Satisfied Items, pursuant to Section 2.4(a)(i) hereof, and shall terminate at Closing and thereupon be of no further force or effect.

(c)	From and after the Closing, each party hereto covenants and agrees not to commence, aid in any way, prosecute, or cause to be commenced or prosecuted against any of the other parties, any action or other proceeding seeking payment or other compensation in respect of any of the Satisfied Items. Each of the parties hereto understands, acknowledges and agrees that the releases set forth in this Section 2.4 may be asserted as a full and complete defense, and may be used for a basis for an injunction against, any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. The parties hereto agree that no fact, events, circumstances, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the releases set forth in this Section 2.4.

(d)	CMH joins this Agreement solely for the purposes of (i) the approval referenced in Section 2.8 hereof and (ii) acknowledging and agreeing, and hereby acknowledges and agrees, to (A) the complete satisfaction, settlement, payment and termination, effective at Closing, of all obligations and liabilities of CMH and the Unilever Entities and JDHI existing or arising under the Stockholders’ Agreement, as set forth in Section 2.4(a)(i) hereof, subject to the exceptions set forth in Section 2.4(b) hereof, and (B) the other matters set forth in this Section 2.4 and Sections 2.2 and 2.3 hereof.

(e)	Conopco joins this Agreement solely for the purpose of acknowledging and agreeing, and hereby acknowledges and agrees, to the complete satisfaction, settlement, payment and termination, effective at Closing, of all obligations and liabilities of Conopco, JDI and JDHI existing or arising under the Diversey Purchase Agreement as set forth in Section 2.4(a)(i) hereof, subject to the exceptions set forth in Section 2.4(b) hereof, and the other matters set forth in this Section 2.4 and Sections 2.2 and 2.3 hereof, which shall be deemed to amend, effective at Closing, the Diversey Purchase Agreement in accordance herewith.

(f)	Unilever joins this Agreement solely for the purposes of acknowledging and agreeing, and hereby acknowledges and agrees (i) that the definition of “Guaranteed Obligations” in the Guaranty Agreement is deemed to be amended to add the obligations, commitments and undertakings of the Unilever Entities set forth in this Agreement and the Ancillary Agreements for all purposes of the Guaranty Agreement, which Guaranty Agreement shall continue in full force and effect and be binding upon Unilever from and after the date hereof, and (ii) on behalf of itself and the other Unilever Entities, to the complete satisfaction, settlement, payment and termination, effective at Closing, of certain obligations and liabilities of JDI, JDHI, CMH and the Unilever Entities existing or arising under the Stockholders’ Agreement, the Diversey Purchase Agreement and the Umbrella Agreement as set forth in Section 2.4(a) hereof, subject to the exceptions set forth in Section 2.4(b) hereof, and the other matters set forth in this Section 2.4 and Sections 2.2 and 2.3 hereof, which, as applicable, shall be deemed to amend, effective at Closing, each of the Diversey Purchase Agreement, the Umbrella Agreement, the Guaranty Agreement and the Stockholders’ Agreement in accordance herewith.

(g)	The parties acknowledge and agree that if the Closing does not occur, none of the modifications, terminations, covenants or agreements in this Section 2.4 which are to take effect at Closing will take effect and, in such case, the existing agreements and instruments between the parties shall continue in full force and effect in accordance with their terms.

Section 2.5.    Closing. Subject to the terms and conditions of this Agreement, the purchase of the Shares contemplated by Section 2.1 hereof (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. (Eastern Standard time) on the date that is two Business Days after the conditions set forth in Article V have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), or at such other time, date or place as the parties shall mutually agree upon in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.6.    Deliveries by JDHI at Closing. At or prior to Closing, JDHI shall deliver or cause to be delivered to Marga the following:

(a)	the Net Cash Closing Payment, pursuant to Section 2.3;

(b)	the Note, duly executed by an authorized officer of JDHI;

(c)	a fully executed counterpart of the Indenture duly executed by an authorized officer of JDHI and the trustee;

(d)	a fully executed counterpart of the Note Registration Rights Agreement duly executed by an authorized officer of JDHI;

(e)	the Warrant duly executed by an authorized officer of JDHI;

(f)	a fully executed counterpart of the Registration Rights Agreement duly executed by an authorized officer of JDHI;

(g)	fully executed counterparts of the Unilever Commercial Agreement Amendments duly executed by an authorized officer of JDI;

(h)	a filed copy of the Restated Certificate, certified by the Secretary of State of the State of Delaware; and

(i)	a certificate, dated as of the Closing Date, signed by a duly authorized officer of JDHI, to the effect set forth in Section 5.2(a), (c), (e) and (f).

Section 2.7.    Deliveries by Marga at Closing. At or prior to Closing, Marga shall deliver or cause to be delivered to JDHI the following:

(a)	certificates representing all of the Shares together with duly executed stock transfer powers in favor of JDHI or its designee;

(b)	fully executed counterparts of the Unilever Commercial Agreement Amendments duly executed by authorized officers of Unilever and Unilever PLC;

(c)	a fully executed counterpart of the Note Registration Rights Agreement duly executed by an authorized officer of Marga;

(d)	the Warrant duly acknowledged by an authorized officer of Marga;

(e)	a fully executed counterpart of the Registration Rights Agreement duly executed by an authorized officer of Marga;

(f)	evidence from Marga of its receipt of payment of the Redemption Consideration, duly executed by an authorized officer of Marga;

(g)	a resignation from each director nominated by Marga and serving on the Board of Directors of JDHI, effective as of the Closing Date; and

(h)	a certificate, dated as of the Closing Date, signed by a duly authorized officer of Marga, to the effect set forth in Section 5.1(a) and (c).

Section 2.8.    Stockholder Approval. The agreements set forth in this Article II shall constitute the approval of all of the holders of Old Class A Common Stock and Old Class B Common Stock, in accordance with Section 228 of the DGCL, the Veto Provisions, the Certificate and the Bylaws, of the execution and delivery of this Agreement, the sale and purchase of the Shares contemplated hereby, the other transactions contemplated hereby and by the Investment Agreement, including among other things the amendment and restatement of the Certificate, and the Name Change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1.    Representations and Warranties of JDHI and JDI. Each of JDHI and JDI hereby represents and warrants, as of the date hereof and as of the Closing Date, to Marga that:

(a)	Each of JDHI and JDI is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b)

Each of JDHI and JDI has the requisite power and authority to enter into and perform its obligations under this Agreement, the Note, the Indenture and each of the Unilever Commercial Agreement Amendments and Ancillary Agreements to the extent a party thereto. The execution and delivery by JDHI of this Agreement, the Indenture and the Ancillary Agreements, the execution, delivery and issuance of the Note and the Warrant by JDHI and the consummation by JDHI of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of JDHI. The execution and delivery by JDI of this Agreement and the Unilever Commercial Agreement Amendments and the consummation by JDI of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of JDI. Assuming the matters set forth in Sections 3.3(a) and (d) hereof and assuming (i) that all actions required to be taken prior to the Closing by each Unilever Entity under this Agreement or required by applicable Law have, in each case, been duly taken prior to the Closing, (ii) that all actions (including the making of any filings) required to be taken by each Unilever Entity under this Agreement or required by applicable Law will, in each case, be duly taken following the Closing, and (iii) that each Unilever Entity and its Subsidiaries have acted in good faith and do not have notice of any adverse claim with respect thereto, (A) the Warrant Shares, when issued upon exercise of the Warrant in exchange for the exercise price set forth therein, will be duly and validly issued, fully paid and nonassessable, (B) the Warrant and the Warrant Shares, when issued upon exercise of the Warrant, will not be subject to any preemptive rights or rights of first offer or similar rights and will be free and clear of all Liens and (C) each of the Note and the Warrant will constitute the legally valid and binding obligation of JDHI, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or other similar Laws of general applicability relating to or affecting creditors’ rights from time to time in effect and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law. This Agreement constitutes, and, at Closing the Indenture and each Unilever Commercial Agreement Amendment and Ancillary Agreement to which JDHI or JDI is a party will constitute, the legally valid and binding obligation of JDHI or JDI, as applicable, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or other similar Laws of general applicability relating to or affecting creditors’ rights from time to time in effect and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law.

(c)	The execution and delivery by each of JDHI and JDI of this Agreement on the date hereof do not, and assuming the conditions to Closing set forth herein have been satisfied and taking into account the other amendments, modifications, terminations and approvals included in or contemplated by this Agreement, at the Closing, the execution, delivery and performance by each of JDHI and JDI of this Agreement, the Note, the Indenture and each of the Unilever Commercial Agreement Amendments and Ancillary Agreements to the extent a party thereto, the issuance of the Note, the Warrant and the Warrant Shares, when issued upon exercise of the Warrant, and the consummation of the other transactions contemplated hereby and thereby and compliance with the provisions of this Agreement, the Note, the Indenture and each of the Unilever Commercial Agreement Amendments and Ancillary Agreements will not, in any material respect, conflict with, or result in a violation of, or in a default under (with or without the giving of notice or lapse of time, or both), (i) any provision of the organizational documents of JDHI or any Subsidiary of JDHI, (ii) any provision of any material agreement to which JDHI or any Subsidiary of JDHI is party or by which any of its assets are bound or (iii) any material Law applicable to JDHI or any Subsidiary of JDHI or its assets. Assuming the matters set forth in Section 3.3(f) hereof and assuming the conditions to Closing set forth herein have been satisfied and taking into account the other amendments, modifications, terminations and approvals included in or contemplated by this Agreement, at the Closing, no material Consent from, filing with, or notice to any Governmental Authority or other Person will be required to be obtained or made by or with respect to JDHI or any Subsidiary of JDHI in connection with the execution, delivery and performance of this Agreement, the Note, the Indenture or any of the Unilever Commercial Agreement Amendments or Ancillary Agreements or the consummation by JDHI and JDI of the transactions contemplated herein or therein, except as required by the Ancillary Agreements.

(d)	Immediately after giving effect to the Restructuring Transactions as contemplated by the Investment Agreement and upon filing of the Restated Certificate, (i) the authorized capital stock of JDHI will consist of 200,000,000 shares of New Class A Common Stock and 20,000,000 shares of New Class B Common Stock, of which (A) 99,764,706 shares of New Class A Common Stock will be issued and outstanding, (B) 4,156,863 shares of New Class A Common Stock will be reserved for issuance under the Warrant and (C) no shares of New Class B Common Stock will be reserved for issuance to employees of JDHI and its Subsidiaries under JDHI’s stock incentive plan and (ii) no shares of capital stock of JDHI will be held by JDHI in its treasury or by JDHI’s Subsidiaries. Except as set forth in the prior sentence, and except as set forth in the New Stockholders’ Agreement, the Registration Rights Agreement and the Warrant, immediately after giving effect to the Restructuring Transactions as contemplated by the Investment Agreement, as of the Closing Date there will be no outstanding (i) shares of capital stock of or other voting or equity interests in JDHI, (ii) securities of JDHI convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in JDHI, (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from JDHI, or other obligation of JDHI or any of its Subsidiaries to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in JDHI or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in JDHI, (iv) voting trusts, proxies or other similar agreements or understandings to which JDHI or any of its Subsidiaries is a party or by which JDHI or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in JDHI or any of its Subsidiaries and (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in JDHI or any of its Subsidiaries.

(e)	Any Affiliate of JDHI who acquires the Shares on the Closing Date is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is acquiring the Shares solely for investment for its own account and will not sell, assign, transfer or otherwise dispose of all or any of the Shares except in accordance with the Securities Act.

Section 3.2.    Representations and Warranties of CMH. CMH hereby represents and warrants, as of the date hereof, to each of JDHI and Marga that:

(a)	CMH is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Wisconsin.

(b)

CMH has the requisite power and authority to enter into and perform its obligations under this Agreement and the Registration Rights Agreement. The execution and delivery by CMH of this Agreement and the

Registration Rights Agreement and the consummation by CMH of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of CMH. This Agreement constitutes, and, at Closing the Registration Rights Agreement will constitute, the legally valid and binding obligation of CMH, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or other similar Laws of general applicability relating to or affecting creditors’ rights from time to time in effect and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law.

Section 3.3.    Representations and Warranties of Marga. Marga hereby represents and warrants (for itself and on behalf of the other Unilever Entities), as of the date hereof and as of the Closing Date, to JDHI that:

(a)	Each Unilever Entity party to this Agreement or any Unilever Commercial Agreement Amendment or Ancillary Agreement is a company duly organized, validly existing and in good standing (or relevant equivalent, where applicable in non-U.S. jurisdictions) under the Laws of the jurisdiction where it was organized.

(b)	Assuming the matters set forth in Sections 3.1(a) and (b) hereof and assuming (i) that all actions required to be taken prior to the Closing by JDHI, JDI and CMH under this Agreement or required by applicable Law have, in each case, been duly taken prior to the Closing, (ii) that all actions (including the making of any filings) required to be taken by JDHI, JDI or CMH under this Agreement or required by applicable Law will, in each case, be duly taken following the Closing, (iii) the Shares were free of any Liens at the time of their issuance to Marga and (iv) that JDHI and its Affiliates have acted in good faith and do not have notice of any adverse claim with respect thereto, the certificates representing all of the Shares, together with duly executed stock transfer powers in favor of JDHI or its designee, shall be valid and effective to transfer (A) good and valid title to the Shares to JDHI free and clear of any claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive or subscription rights, mortgages, hypothecations, prior assignments remaining in effect, title retention agreements, indentures, security agreements or any other encumbrances of any kind (“Liens”), and (B) all rights of any nature attaching to such Shares including all rights to any dividends, interest or other distributions thereafter declared, paid or made after the purchase has been consummated, other than restrictions on transfer pursuant to applicable Law.

(c)

Marga is the sole legal and Beneficial Owner of the Shares and, except as set forth in the Stockholders’ Agreement and, assuming the Shares were free of any Lien when issued to Marga, there is no Lien on, over or affecting the Shares or any of them and there is no agreement or commitment to give or create any such Lien. The certificates and other documents representing the Shares to be delivered to JDHI or its Affiliate at Closing are the same certificates and other documents delivered to Marga when it acquired the Shares.

(d)	Each Unilever Entity has the requisite power and authority to enter into and perform its obligations under this Agreement and any Unilever Commercial Agreement Amendment and Ancillary Agreement to the extent a party hereto or thereto. The execution and delivery by each Unilever Entity of this Agreement and any Unilever Commercial Agreement Amendment and Ancillary Agreement to the extent a party hereto or thereto and the consummation by such Unilever Entity of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of such Unilever Entity. This Agreement constitutes, and, at Closing, each Unilever Commercial Agreement Amendment and Ancillary Agreement to which any Unilever Entity is a party will constitute, the legally valid and binding obligation of such Unilever Entity, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or other similar Laws of general applicability relating to or affecting creditors’ rights from time to time in effect and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law.

(e)

The execution, delivery and performance by each Unilever Entity of this Agreement on the date hereof do not, and assuming the conditions to Closing set forth herein have been satisfied and taking into account the Unilever Commercial Agreement Amendments and the other amendments, modifications, terminations and approvals included in or contemplated by this Agreement, at the Closing the execution, delivery and performance by each Unilever Entity of the Unilever Commercial Agreement Amendments and Ancillary Agreements to the extent a party thereto, the consummation of the other transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and each of the Unilever Commercial Agreement Amendments and Ancillary Agreements will not, in any material respect, conflict with, or result in a violation of, or in a default under (with or without the giving of notice or lapse of time, or both), (i) any provision of the organizational documents of any Unilever Entity, (ii) any provision of any material agreement to which any Unilever Entity is a party or by which any of its assets are bound or (iii) any material Law applicable to any Unilever Entity or its assets. Assuming the matters set forth in Section 3.1(e) hereof and assuming the conditions to Closing set forth herein have been satisfied and taking into account the other amendments, modifications, terminations and approvals included in or contemplated by this Agreement, at the Closing, no material Consent from, filing with, or notice to any Governmental Authority or other Person will be required to be obtained or made by or with respect to any Unilever Entity in connection with the execution, delivery and performance of this Agreement or any of the Unilever Commercial Agreement Amendments or Ancillary Agreements or the consummation by such Unilever Entity of the transactions contemplated herein or therein, except as required by the Ancillary Agreements.

(f)	Marga is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is acquiring the Note and the Warrant solely for investment for its own account and not for the benefit or account of any other Person, and will not sell, assign, transfer or otherwise dispose of all or any part of the Note, the Warrant or the Warrant Shares except in accordance with the Securities Act and the restrictive legends included in the Note, the Warrant and the Warrant Shares, as the case may be.

ARTICLE IV

COVENANTS

Section 4.1.    Certain Amendments. Prior to the Closing, JDHI shall (a) not enter into or permit any Material Amendment without Marga’s prior written consent (which consent shall not be unreasonably withheld or delayed) and (b) provide to Marga any amendments or modifications to the Investment Agreement, including any exhibit thereto, and any new material agreement or amendment of any material term of an existing agreement in connection with the Restructuring Transactions that are not otherwise filed with the Securities and Exchange Commission within the time period for filing material amendments to material agreements set forth in Form 8-K.

Section 4.2.    Governmental Matters. Each party shall, and shall cause its Affiliates to, comply in all material respects with the Laws of any country (including the United States and the Netherlands) and the European Union to the extent applicable to any of the transactions contemplated hereby or to any necessary governmental notification or approval of such transaction.

Section 4.3.    Expenses. Except as provided otherwise herein or in any other agreement between the parties hereto, each party shall pay its own out-of-pocket expenses (including, without limitation, attorney’s and accountants’ fees and out-of-pocket expenses and Taxes) incident to this Agreement and the transactions contemplated hereby. Any withholding Taxes shall be treated as the Taxes of the relevant payee.

Section 4.4.    Reasonable Best Efforts. Prior to the Closing, each of JDHI, JDI and Marga shall use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, that are necessary, proper or advisable in order for such party to fulfill and perform its obligations in respect of this Agreement, the Note, the Indenture and each Unilever Commercial Agreement Amendment and Ancillary Agreement to which it is a party, to cause the conditions to its obligations set forth in Article V to be fulfilled and otherwise to consummate and make effective the purchase and sale of the Shares and the other transactions contemplated hereby and thereby.

Section 4.5.    Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder. Each of JDHI, JDI and Marga shall use its reasonable best efforts to secure, or to assist another party hereto in securing, any consent, approval or authorization (collectively, a “Consent”) from any Person, firm, corporation, or Governmental Authority that may be required for the consummation of the transactions contemplated hereby.

Section 4.6.    Press Releases and Disclosure. Each party hereto agrees that neither it nor its Affiliates shall, without the prior written consent of Marga or JDHI, as applicable (which consent shall not be unreasonably withheld or delayed), issue or cause publication of any press release or other announcement or public communication with respect to this Agreement, the Investment Agreement, the Restructuring Transactions or the other transactions contemplated hereby or thereby or otherwise disclose this Agreement, the Investment Agreement, the Restructuring Transactions or the other transactions contemplated hereby or thereby to any third party (other than (i) its attorneys, advisors and accountants and (ii) CD&R, CD&R Investor, their Affiliates, any prospective or actual financing sources of JDHI, JDI or CD&R Investor in connection with the transactions contemplated by this Agreement and the Investment Agreement, and each of the foregoing Persons’ officers, directors, employees, attorneys, advisors and accountants), except as may be required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with Marga or JDHI, as applicable, before issuing any such press release or making any such public announcement and shall allow Marga or JDHI, as applicable, reasonable time to comment on such release or announcement in advance of such issuance. JDHI agrees that (i) it and its Affiliates shall allow Marga reasonable opportunity to comment on any description of the Unilever Entities and this Agreement, the Ancillary Agreements, the Note, the Indenture, the Unilever Commercial Agreements, the Guaranty Agreement and the transactions contemplated hereby and thereby (the “Applicable Matters”) in any offering memorandum, placement memorandum, prospectus, or other offering or disclosure document prepared in connection with the Debt Financing (as defined in the Investment Agreement) or any of the other Restructuring Transactions and (ii) neither it nor its Affiliates shall distribute, file with any Governmental Authority, or otherwise make available or use any such offering memorandum, placement memorandum, prospectus, or other offering or disclosure document containing a description of the Applicable Matters if Marga reasonably objects to the such description. Marga shall not unreasonably withhold or delay its comments on such description, taking into account the parties’ timetable for marketing the Debt Financing.

Section 4.7.    Use of Diversey Name. Marga agrees, for itself and on behalf of the other Unilever Entities, that it will not, directly or indirectly, challenge any uses, registrations and/or applications by JDI or its Affiliates for any mark:

(a)        consisting of the word “Diversey”; or

(b)        containing the word “Diversey” and which is not confusingly similar to any mark in which any Unilever Entity has an interest,

in each case in any jurisdiction, nor will it, in any court or other governmental body, claim or assert any interest in any mark consisting of the word “Diversey” or containing the word “Diversey” (except to the extent that any such mark containing the word “Diversey” is confusingly similar to any mark in which any Unilever Entity has an interest). Marga agrees, for itself and on behalf of the other Unilever Entities, at the sole expense to JDI, to take such further actions and execute such documents as JDI may request from time to time for the purpose of assisting JDI and its Affiliates in filing trademark applications or obtaining trademark registrations in any jurisdiction in respect of marks consisting of the word “Diversey” or containing the word “Diversey” (except for any such marks containing the word “Diversey” that are confusingly similar to any mark in which any Unilever Entity has an interest), such acts to include, without limitation, such Unilever Entity filing and obtaining cancellations of any such Unilever Entity’s registrations for the trademark “DiverseyLever”; provided, however, that nothing in this Section 4.7 shall entitle JDI or any of its Affiliates to the use of the trademark “Lever” or “DiverseyLever” in any jurisdiction.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1.    Conditions Precedent to JDHI’s Obligations. The obligation of JDHI to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived by JDHI:

(a)	Accuracy of Representations and Warranties. The representations and warranties made by Marga in this Agreement shall be true and correct in all respects as of the Closing Date.

(b)	Litigation. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby and no Action shall be pending or threatened which, if adversely determined, would result in any such Order.

(c)	Covenants. Each Unilever Entity shall have performed and complied in all material respects with all covenants and agreements required by this Agreement (or in the case of Unilever, by the Guaranty Agreement) to be performed by it prior to or at the Closing.

(d)	Deliveries. Marga shall have delivered to JDHI the documents required by Section 2.7.

(e)	Solvency Opinion. The Board of Directors of JDHI shall have received the Solvency Opinion.

(f)	Redemption Restrictions. There shall not be in effect any restriction under applicable Law, including Section 160 of the General Corporation Law of the State of Delaware, on the ability of JDHI to purchase the Shares.

(g)	Restructuring Transactions. The Restructuring Transactions shall have been consummated prior to or concurrently with the Closing.

(h)	Resignations. Effective as of the Closing, the directors of JDHI and its Subsidiaries who were designated or nominated by Marga shall have resigned from such positions at JDHI and its Subsidiaries.

Section 5.2.    Conditions Precedent to the Obligations of Marga. The obligations of Marga to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived by Marga:

(a)	Accuracy of Representations and Warranties. The representations and warranties made by JDHI and JDI in this Agreement shall be true and correct in all respects as of the Closing Date.

(b)	Litigation. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby and no Action shall be pending or threatened which, if adversely determined, would result in any such Order.

(c)	Covenants. JDHI and JDI shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by it prior to or at the Closing.

(d)	Deliveries. JDHI shall have delivered to Marga the payments and documents required by Section 2.6.

(e)	Solvency Opinion. The Board of Directors of JDHI shall have received the Solvency Opinion.

(f)	Restructuring Transactions. (i) The Restructuring Transactions shall have been consummated prior to or concurrently with the Closing without any Material Amendments that were not consented to in advance in writing by Marga (which consent shall not be unreasonably withheld or delayed as set forth in Section 4.1) and (ii) there shall be at least $486,900,000 of New Common Stock purchased by CD&R Investor and SNW (or CMH in lieu of SNW as provided in Section 1.2(d) of the Investment Agreement) pursuant to the Investment Agreement.

ARTICLE VI

TERMINATION

Section 6.1.    Termination. This Agreement may be terminated prior to the Closing Date only as follows:

(a)	by the mutual written consent of the parties hereto;

(b)	by either JDHI or Marga if the Investment Agreement shall have been terminated in accordance with its terms;

(c)	by JDHI, if there has been a breach by Marga, Unilever or Conopco of any of its representations, warranties, covenants, obligations or agreements, as applicable, set forth in this Agreement or in any writing delivered pursuant hereto by Marga that would cause the conditions set forth in Section 5.1(a) or (c) not to be satisfied; provided, however, that if such breach is susceptible to cure at the time Marga receives notice from JDHI of its intention to terminate this Agreement due to such breach, Marga shall have 60 days after receipt of such notice in which to cure such breach; or

(d)	by Marga, if there has been a breach by JDHI or JDI of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or in any writing delivered pursuant hereto by JDHI that would cause the condition set forth in Section 5.2(a) or (c) not to be satisfied; provided, however, that if such breach is susceptible to cure at the time JDHI receives notice from Marga of its intention to terminate this Agreement due to such breach, JDHI shall have 60 days after receipt of such notice in which to cure such breach.

Section 6.2.    Effect of Termination. If this Agreement is terminated pursuant to Section 6.1, written notice thereof shall promptly be given to the other parties and this Agreement shall thereafter become void and have no further force and effect and all further obligations of the parties under this Agreement shall terminate without further liability of any of them, except that (a) the obligations of the parties under Sections 4.3 and 4.6 and the provisions of this Section 6.2 and Article VII (and the applicable definitions in Section 1.1) shall survive such termination and (b) such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of, or relieve any party from liability for, any breach of this Agreement prior to termination under Section 6.1.

ARTICLE VII

MISCELLANEOUS

Section 7.1.    Amendments and Waivers. This Agreement may be amended only by a writing executed by all of the parties hereto. Except as otherwise provided herein, each party may waive in writing compliance by any other party hereto (to the extent such compliance is for the benefit of the party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement (except such as may be imposed by Law). Any waiver by any party of any violation of, breach of, or default under, any provision of this Agreement, by any other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

Section 7.2.    Assignment. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, but no rights, obligations or liabilities hereunder shall be assignable by JDHI, JDI or Marga without the prior written consent of Marga, for an assignment by JDHI or JDI, or JDHI, for an assignment by Marga.

Section 7.3.    Entire Agreement; No Third-Party Beneficiaries. This Agreement together with the Note, the Indenture the Ancillary Agreements, the Unilever Commercial Agreements (as amended at Closing), the Guaranty Agreement, the Stockholders’ Agreement and the Diversey Purchase Agreement (each of the Stockholders’ Agreement and the Diversey Purchase Agreement, as amended at Closing in accordance with Section 2.4 hereof) embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof. This Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision thereof.

Section 7.4.    Exhibits. The exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement as if set forth in full herein.

Section 7.5.    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of a facsimile or other electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a)	if to Marga:

Marga B.V.

c/o Unilever N.V.

Weena 455

3013 AL Rotterdam

The Netherlands

Attention: General Counsel

Facsimile: +44.20.7822.6536

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

USA

Attention: Mark I. Greene, Esq.

Facsimile: 212.474.3700

(b)	if to Unilever:

Unilever N.V.

Unilever House

100 Victoria Embankment

London

EC4Y 0DY

United Kingdom

Attention: General Counsel

Facsimile: +44.20.7822.6536

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

USA

Attention: Mark I. Greene, Esq.

Facsimile: 212.474.3700

(c)	if to Conopco:

Conopco, Inc.

800 Sylvan Avenue

Englewood Cliffs, NJ 07632

Attention: General Counsel

Facsimile: 201.894.2727

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

USA

Attention: Mark I. Greene, Esq.

Facsimile: 212.474.3700

(d)	if to JDHI or JDI:

JohnsonDiversey Holdings, Inc.

8310 16th Street

Sturtevant, WI 53177-0902

USA

Attention: General Counsel

Facsimile: 262.631.4249

with a copy to (which shall not constitute notice):

Jones Day

77 West Wacker Drive

Chicago, IL 60601-1692

USA

Attention: Elizabeth C. Kitslaar, Esq.

Facsimile: 312.782.8585

(e)	if to CMH:

Commercial Markets Holdco, Inc.

c/o Johnson-Keland Management, Inc.

555 Main Street, Suite 500

Racine, Wisconsin 53403-4616

Attention: President

Facsimile: 262.260.6165

with a copy to (which shall not constitute notice):

McDermott Will & Emery LLP

227 W. Monroe Street

Chicago, Illinois 60606

Attention:	William J. Butler, Esq.
Helen R. Friedli, P.C.

Facsimile: 312.984.7700

Section 7.6.    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

Section 7.7.    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware, without giving effect to conflicts of law rules that would require or permit the application of the Laws of another jurisdiction.

Section 7.8.    Specific Performance; Jurisdiction.

(a)

The parties agree that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that a non-breaching party shall be entitled to an injunction, temporary restraining order or other equitable relief exclusively in the Delaware Court of Chancery enjoining any such breach and enforcing specifically the terms and provisions hereof, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District

Court for the District of Delaware or another court sitting in the state of Delaware. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise.

(b)	Each of the parties hereto irrevocably agrees that any legal action or proceeding in connection with or with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in connection with or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in connection with or with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 7.8, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)	Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action in connection with or relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.5. Nothing in this Section 7.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 7.9.    Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (a) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 7.9.

Section 7.10.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.11.    Titles and Subtitles; Interpretation. The titles of the sections and subsections of this Agreement or any exhibit hereto are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a section, subsection or exhibit, such reference shall be to a section or subsection of, or an exhibit to, this Agreement unless otherwise indicated. The word “or” when used in this Agreement is not exclusive. Whenever the words “include”, “includes” or “including” and “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” when used in this Agreement shall be construed to have the same meaning as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

Section 7.12.    Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument. Signatures provided by facsimile or electronic transmission in “pdf” or equivalent format shall be deemed to be original signatures.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

JOHNSONDIVERSEY HOLDINGS, INC.

By:	/s/ Joseph F. Smorada

Name:	Joseph F. Smorada
Title:	Executive Vice President and Chief Financial Officer

JOHNSONDIVERSEY, INC.

By:	/s/ Joseph F. Smorada

Name:	Joseph F. Smorada
Title:	Executive Vice President and Chief Financial Officer

MARGA B.V.

By:	/s/ Robert Leek

Name:	Robert Leek
Title:	Only Authorized Attorney

Solely for the purposes set forth in Section 2.4(d) hereof, acknowledged and agreed by:

COMMERCIAL MARKETS HOLDCO, INC.

By:	/s/ S. Curtis Johnson

Name:	S. Curtis Johnson
Title:	Chairman

Solely for the purposes set forth in Section 2.4(e) hereof, acknowledged and agreed by:

CONOPCO, INC.

By:	/s/ Paul McMahon

Name:	Paul McMahon
Title:	Vice President

Solely for the purposes set forth in Section 2.4(f) hereof, acknowledged and agreed by:

UNILEVER, N.V.

By:	/s/ Paul McMahon

Name:	Paul McMahon
Title: